Exhibit 99.1
Jens Alder Elected to CA Technologies Board of Directors
Executive Brings Exceptional International Management and Advisory Expertise
ISLANDIA, N.Y., September 9, 2011 – CA Technologies (NASDAQ:CA) today announced that Jens Alder, 54, has been elected to its Board of Directors, effective immediately.
“Jens is a very highly regarded and talented international business executive with exceptional leadership credentials,” said Art Weinbach, chairman, CA Technologies. “The Board will greatly benefit from his extensive experience in the technology industry and strong global insights as the company implements its worldwide corporate strategy. We are delighted to have him on board.”
Alder’s appointment brings the Board membership to 11, 10 of whom are independent.
Alder currently serves as chairman of Sanitas Krankenversicherung, one of Switzerland’s largest health insurers and RTX Telecom A/S, a telecommunications component and handset producer based in Denmark. He also serves as chairman of Industrielle Werke Basel, the public utility of Basel, Switzerland. In addition, Alder is the lead advisor for IT governance to the Swiss Minister of Defense and to the Swiss Chief of the Armed Forces.
Previously, Alder held several executive level positions including chief executive officer of TDC A/S, the leading Danish provider of communication solutions and Pay-TV, chief executive officer of Swisscom AG, Switzerland’s largest telecommunications provider and chief executive officer of Alcatel Switzerland Ltd., Telecom Section.
Alder holds a Master of Business Administration from INSEAD in France and a Master of Electrical Engineering from the Swiss Federal Institute of Technology.
About CA Technologies
CA Technologies (NASDAQ: CA) is an IT management software and solutions company with expertise across all IT environments – from mainframe and distributed, to virtual and cloud. CA Technologies manages and secures IT environments and enables customers to deliver more flexible IT services. CA Technologies innovative products and services provide the insight and control essential for IT organizations to power business agility. The majority of the Global Fortune 500 relies on CA Technologies to manage evolving IT ecosystems. For additional information, visit CA Technologies at www.ca.com.

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